Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG ANNOUNCES PRICING OF THE SALE OF COMMON SHARES OF ARCH CAPITAL GROUP LTD.

NEW YORK, June 9, 2017 — American International Group, Inc. (NYSE: AIG) announced today that it has priced the sale through an underwritten public offering of 6,381,410 common shares of Arch Capital Group Ltd. issued upon conversion of 638,141 Convertible Preferred Shares of Arch received by AIG in connection with the sale of United Guaranty Corporation to Arch in 2016. Closing of the offering is scheduled for June 14, 2017, and is subject to customary closing conditions.

AIG will receive gross proceeds of approximately $590 million, based upon a price of $92.50 per share. In connection with the underwritten public offering, AIG has granted the underwriters a 30-day option to purchase an additional 957,210 common shares of Arch issuable upon conversion of 95,721 additional Convertible Preferred Shares held by AIG. Should the underwriters exercise their option in full, AIG would receive additional proceeds of approximately $89 million and would continue to own 542,420 Convertible Preferred Shares. AIG’s remaining stake is subject to a lock-up that will expire on January 15, 2018.

Arch has previously filed a shelf registration statement with the SEC for the underwritten offering to which this communication relates. Investors should read the accompanying prospectus, the preliminary prospectus supplement and other documents Arch has filed with the SEC for more complete information about Arch and this offering. These documents may be obtained for free by visiting the SEC’s website at www.sec.gov.

Alternatively, copies of the preliminary prospectus supplement, the final prospectus supplement, when available, and accompanying base prospectus relating to the offering may be obtained from: Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Barclaysprospectus@broadridge.com, (888) 603-5847 or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including the closing of the transaction described herein, are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. Except for AIG’s ongoing obligation to disclose material information as required by federal securities

FOR IMMEDIATE RELEASE

laws, AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Factors that could cause AIG’s actual results to differ, possibly materially, from any forward-looking statements include the factors set forth in AIG’s filings with the United States Securities and Exchange Commission.

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American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG’s core businesses include Commercial Insurance and Consumer Insurance, as well as Other Operations. Commercial Insurance comprises two modules – Liability and Financial Lines, and Property and Special Risks. Consumer Insurance comprises four modules – Individual Retirement, Group Retirement, Life Insurance and Personal Insurance. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.